Exhibit 21

SUBSIDIARIES OF REGISTRANT

Pacific Capital Bank, N.A.

PCB Service Corporation

        Formerly Pacific Capital Commercial Mortgage Corporation

Pacific Capital Service Corporation – Inactive

SBB&T RAL Funding Corporation

SBB&T Automobile Loan Securitization Corporation

PCC Trust I

PCC Trust II

PCC Trust III

All of the above subsidiaries are incorporated in the State of California.